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                                                                  Exhibit (a)(2)

                        PAXSON COMMUNICATIONS CORPORATION

                                  ELECTION FORM
                        PURSUANT TO THE OFFER TO EXCHANGE
              CERTAIN OUTSTANDING OPTIONS HELD BY ELIGIBLE HOLDERS
                                 FOR NEW OPTIONS

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                AT 5:00 P.M., EASTERN TIME, ON JANUARY 22, 2003,
        UNLESS THE OFFER IS EXTENDED BY PAXSON COMMUNICATIONS CORPORATION

To:       Paxson Communications Corporation
          Attention: Cheryl Scully, Investor Relations
          601 Clearwater Park Road
          West Palm Beach, Florida  33401-6233
          Telephone:  (561) 682-4211
          Facsimile:  (561) 659-4252

         Delivery of this Election Form to an address other than as set forth above or transmission via facsimile to a number other than as set forth above or transmission via e-mail will not constitute a valid delivery. Capitalized terms used but not otherwise defined herein have the meanings assigned to those terms in the Offer to Exchange (the "Offer to Exchange") of Paxson Communications Corporation ("Paxson" or the "Company"), dated December 23, 2002, or, if such terms are not defined in the Offer to Exchange, in the Company's amended 1998 Stock Incentive Plan (the "1998 Stock Plan").

Notice of Election to Exchange

         Pursuant to the terms and subject to the conditions of this election form (the "Election Form," and together with the Offer to Exchange and the Notice to Change Election, as they may be amended from time to time, the "Offer") and the Offer to Exchange, I hereby tender all of my eligible options (the "Tendered Options") to purchase shares ("Option Shares") of Class A common stock, par value $.001 per share (the "Common Stock"), of the Company, which Tendered Options have an exercise price per share of $7.25 or higher.

         In accordance with Instruction 1 hereof, please enclose with this Election Form each option agreement under which the Tendered Options were granted, if available. If any of the agreements representing your Tendered Options have been lost, stolen, destroyed or mutilated, please mark the box below and indicate the date of grant of the options represented by your lost, stolen, destroyed or mutilated agreements.

       / /  Date(s) of Grant: _________________________________________________.

To Paxson Communications Corporation:

         Upon the terms and subject to the conditions set forth in the Offer to Exchange, the receipt of which I hereby acknowledge, and in this Election Form, I, the undersigned, hereby tender to Paxson the Tendered Options specified above in this Election Form in exchange for a grant, to be made subject to the terms and conditions set forth in the Offer, of new options (the "New Options") to purchase a number of shares of Common Stock (the "New Option Shares") equal to one-half (1/2) of the number of shares of Common Stock issuable upon the exercise of the Tendered Options (rounded up to the nearest whole share). All New Options will be subject to the terms and conditions of the 1998 Stock Plan and to the new stock option agreement between the Company and me (the "Stock Option Agreement"). I have enclosed herewith a copy of the Stock Option Agreement, duly executed by me.

         Subject to, and effective upon, the Company's acceptance for exchange of the Tendered Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended,



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the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all rights, title and interest in and to the Tendered Options.

         I hereby represent and warrant that I have full power and authority to tender the Tendered Options and that, when and to the extent the Tendered Options are accepted for exchange by the Company, the Tendered Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement) and the Tendered Options will not be subject to any adverse claims. Upon request of the Company, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Tendered Options pursuant to the Offer.

         I have provided below the name of the registered holder of the Tendered Options as it appears on the option agreement or agreements representing the Tendered Options and the social security number or tax identification number of that registered holder.

         I understand and acknowledge that:

1. I may tender all, but not less than all, of my outstanding options having an exercise price per share of $7.25 or higher. I am not required to tender any of my options.

2. All Tendered Options properly tendered prior to 5:00 p.m., Eastern Standard Time, on the Offer Expiration Date, if not properly withdrawn prior to the Offer Expiration Date, will be exchanged for the New Options, upon the terms and subject to the conditions of the Offer.

3. If one or more of the agreements representing my Tendered Options has been lost, stolen, destroyed or mutilated, I acknowledge that such option agreement(s) is deemed to be terminated as of the date of the Company's acceptance of my Tendered Options.

4. I understand that the New Options will expire one business day after the Option Grant Date. I understand that, unless I am 100% vested in my Tendered Options as of the Offer Expiration Date, some of my New Option Shares will be subject to forfeiture and to restrictions on transfer until they vest under the terms of the Stock Option Agreement. A number of New Option Shares (such New Option Shares, the "Vested Shares") equal to the product of (a) the percentage in which I am vested in my Tendered Options as of the Offer Expiration Date and
(b) the total number of New Option Shares issuable to me, less any New Option Shares withheld by the Company in satisfaction of my obligation to pay the exercise price of the New Options or in satisfaction of Withholding Requirements, will not be subject to a risk of forfeiture or to restrictions on transfer. The remaining New Option Shares (the "Unvested Shares") will be subject to forfeiture if my employment by the Company or one of its subsidiaries terminates prior to the first anniversary of the Date of Grant other than as a result of my death or Disability, a change of control of the Company or my termination by the Company other than for cause, and will be subject to restrictions on transfer until such time as they vest; provided, however, that the Unvested Shares will vest, effective immediately, (I) if my employment with the Company terminates as a result of my death, disability or a change of control of the Company or my termination by the Company other than for cause, and (II) upon the occurrence of a change of control of the Company. The percentage in which I was vested in my Tendered Options will be equal to the fraction, expressed as a percentage, determined by dividing the number of Option Shares as to which my Tendered Options are exercisable as of the Offer Expiration Date by the total number of Option Shares subject to my Tendered Options.

5. If I am not fully vested in my Tendered Options as of the date hereof and my employment with the Company terminates before the Option Grant Date, my "Tendered Options" will for all purposes be deemed to include only those of my eligible options that are vested as of the date of (and after giving effect to) the termination of my employment, and any of my options that I have tendered that are not vested as of such date shall be forfeited and deemed not to have been tendered for purposes of the Offer.

6. I understand and hereby agree that my ability to receive New Option Shares and to exercise shareholder rights associated with the New Option Shares is conditioned upon and subject to my execution and return to the Company of the Stock Option Agreement and related documents that have been provided to me.



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7. By tendering the Tendered Options pursuant to the procedure described in the
Offer to Exchange, I accept the terms and conditions of the Offer. The Company's acceptance for exchange of the Tendered Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer, regardless of whether I elect to exercise the New Options.

8. Under certain circumstances set forth in the Offer, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered Options, and, in any such event, the Tendered Options delivered herewith but not accepted for exchange will be returned to me at the address indicated below.

9. I understand that the public trading price of the Common Stock will vary from time to time after the Offer expires such that the public trading price of the Common Stock could at some time in the future exceed the exercise price of the Tendered Options. By tendering the Tendered Options, I agree to hold the Company harmless for any perceived loss as a result of variations in the public trading price of the Common Stock, from time to time, after the Offer Expiration Date.

10. The Company has advised me to consult my own accounting, investment, legal and tax advisors as to the consequences of participating or not participating in the Offer.

11. I have read, and I understand and agree to, all of the terms and conditions of the Offer.

Notice of Exercise of the New Options

          Subject to the Company's issuance of the New Options in exchange for the Tendered Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby notify the Company of my election, effective as of the Option Expiration Date, either (a) to exercise New Options with respect to all of my New Option Shares, or (b) not to exercise New Options with respect to any of my New Option Shares, in either case as set forth below [Indicate which of the following applies by inserting an "X" next to the option selected]:

          / / I elect to exercise my New Options with respect to all of my New Option Shares

          / / I elect not to exercise my New Options with respect to any of my New Option Shares

Payment of Exercise Price

         I hereby agree to make full payment of the exercise price for the New Option Shares, on or before the Option Expiration Date, through one of the following forms of payment [Indicate which of the following applies by inserting an "X" next to the option selected]:

          / / (i) in cash or by certified check of an amount equal to the entire exercise price; or

          / / (ii) I hereby instruct the Company to refrain from issuing a portion of the New Option Shares having a Fair Market Value equal to the entire exercise price payable with respect to my exercise of New Options. In consideration of my election under this option (ii), the Company shall credit to my obligation to it in respect of the exercise price for my New Options an amount equal to the aggregate Fair Market Value, as of the date such New Option Shares would otherwise be issued, of the New Option Shares which I authorize the Company to refrain from issuing.

I acknowledge and agree that if I elect to pay the exercise price pursuant to option (ii), the New Option Shares will be withheld first from Vested Shares and then from any Unvested Shares. I acknowledge and agree that if I fail to make full payment of the exercise price on or before the Option Expiration Date in the manner described above, I will have permanently and irrevocably waived my right to, and the Company shall not issue to me, the New Option




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Shares to which the unpaid portion of the exercise price relates. If, by reason of an election to pay the exercise price through net exercise, the net number of New Option Shares issuable includes a fractional share, the Company will pay to me promptly following exercise an amount equal to the Fair Market Value of that fractional share as of the close of business on the Option Expiration Date.

Satisfaction of Withholding Obligations

In accordance with the terms of the Stock Option Agreement, I agree to satisfy any federal (including FICA and FUTA amounts), state or local withholding tax requirements arising from my recognition of income for federal, state or local tax purposes with respect to the issuance of the New Option Shares to me ("Withholding Requirements") through one of the following forms of payment, or any combination thereof [Indicate which of the following applies by inserting an "X" next to the option selected]:

                  / / (a) I hereby instruct the Company to refrain from issuing a portion of the New Option Shares having a Fair Market Value equal to the full dollar amount necessary to satisfy all Withholding Requirements. In consideration of my election under this option (a), the Company shall credit to my obligation to it in respect of Withholding Requirements an amount equal to the aggregate Fair Market Value, as of the date such New Option Shares would otherwise be issued, of the New Option Shares which I authorize the Company to refrain from issuing.

                  / / (b) I hereby agree to pay to the Company, in cash or certified check or by wire transfer of immediately available funds, the full amount necessary to satisfy all Withholding Requirements, at or before the time at which I recognize income for federal, state or local tax purposes with respect to the issuance of New Option Shares to me upon my exercise of the New Options.

                  / /  (c) I hereby agree to pay $_____________________ to the
                       Company towards satisfaction of Withholding Requirements, at or before the time at which I recognize income for federal, state or local tax purposes with respect to the issuance of New Option Shares to me upon my exercise of the New Options. If payment of such amount does not fully satisfy all Withholding Requirements, I also hereby instruct the Company to refrain from issuing a portion of the New Option Shares having a Fair Market Value equal to the portion of the Withholding Requirements that will not be satisfied through my payment of the amount specified in the immediately preceding sentence.

I acknowledge and agree that the foregoing election(s) with respect to satisfaction of the Withholding Requirements are binding and irrevocable, and I hereby waive any right to revoke or modify such election(s) at any time after the date hereof. I acknowledge and agree that notwithstanding the election set forth above, the Company may elect at any time in its sole discretion to satisfy all or a portion of my Withholding Requirements through a reduction of the number of New Option Shares to be issued, in the manner summarized in option (a) above. I acknowledge and agree that if I elect, or the Company elects, to satisfy my Withholding Requirements in whole or in part through reduction of the number of New Option Shares issued, the new Option Shares will be withheld first from Vested Shares and then from any Unvested Shares. If I elect, or the Company elects, to satisfy all or a portion of my Withholding Requirements through a reduction of the number of New Option Shares to be issued, in the manner summarized in option (a) above, then the Company will not issue fractional New Option Shares to me but will round down the net number of New Option Shares to be issued to the nearest whole share and will increase the dollar amount deemed withheld by the Fair Market Value of any such fractional share.




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         All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

Section 83(b) Election

For a summary of certain tax consequences related to an election under Section 83(b) of the Code, see Section 16 of the Offer to Exchange. All references to tax consequences, however, are for guidance only. You should consult with your own tax advisor to determine the tax consequences of making a Section 83(b) election.

         [Check below if applicable:]

         / / I hereby notify the Company that I have made, or shall make on or before the thirtieth day following the Option Expiration Date, the election permitted under Section 83(b) of the Code to include in my gross income for the year in which the Option Expiration Date occurs the amounts specified in Section 83(b) of the Code with respect to the Unvested Shares.

          I understand and acknowledge that the Offer is not being made to (nor will tenders of options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

          If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, I must set forth the signer's full title and include with this Election Form proper evidence of the authority of such person to act in such capacity.



                    [Signature set forth on following page.]



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                         Signature Page to Election Form

SIGNATURE OF OWNER


---------------------------------------
(Signature of Holder or Authorized
Signatory -- See Instruction 1 hereof)

Date: ______________, 200__

[Please Print Clearly:]

Name:__________________________________

Capacity:______________________________

Address:_______________________________

_______________________________________

Telephone No. (with area code):________
Tax ID/Social Security No.:____________


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                          INSTRUCTIONS TO ELECTION FORM

              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

         1. A properly completed and duly executed facsimile of this Election Form, the option agreement under which the Tendered Options were granted, if available, the Stock Option Agreement applicable to my New Options, and any other documents required by this Election Form, must be received by the Company at its address set forth on the front cover of this Election Form on or before the Offer Expiration Date.

         2. Tenders of Tendered Options made pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Date.

         3. If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Election Form.

         IMPORTANT: To accept the Offer, this Election Form and the Stock Option Agreement (or facsimile copies thereof), together will all other required documents, must be received by the Company on or prior to the Offer Expiration Date. You must deliver a properly executed paper copy or facsimile copy of the documents. E-mail delivery will not be accepted.